News Release

For Information Contact:	Lisa Brumfield Hagen (305) 500-3668 Lisa_Hagen@Ryder.com	David Bruce (305) 500-4999 David_Bruce@Ryder.com

RYDER SYSTEM, INC. ELECTS JAMES S. BEARD
TO ITS BOARD OF DIRECTORS

MIAMI, July 14, 2008 – Ryder System, Inc. (NYSE: R), a global leader in transportation and supply chain management solutions, today announced that James S. Beard, former President of Caterpillar Financial Services Corporation and Corporate Vice President, Financial Products Division for Caterpillar Inc., has been elected to its Board of Directors. Mr. Beard was appointed to serve on the Company’s Finance and Compensation Committees.

“Mr. Beard is an accomplished leader who brings a strong sense of integrity, financial expertise and more than 40 years of tenured management experience to Ryder’s Board,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “We are honored that Jim has agreed to serve as we continue to work to strengthen our financial position and capitalize on future opportunities for profitable growth. His experience as a board member of other large American companies will also serve our company well.”

Mr. Beard, 67, served as President of Caterpillar Financial Services Corporation from 1991 to 2005. In this role, he had responsibility for the Financial Products Division of Caterpillar Inc., which was comprised of Caterpillar Financial Services Corporation, Caterpillar Insurance Services Corporation, Caterpillar Power Ventures Corporation and Caterpillar Redistribution Services. After joining Caterpillar in 1965, Mr. Beard held positions of increasing responsibility, including Finance Manager for Caterpillar Brasil S.A., Assistant Sales Manager for Caterpillar Americas Co., and Region Finance Manager for the U.S. Commercial Division. He served in leadership positions at Caterpillar Financial since its formation in 1981.

Mr. Beard is a graduate of Baylor University in Waco, Texas, and holds an MBA from the Harvard Business School. Mr. Beard serves on the corporate boards of Nashville-based Genesco, Inc. (NYSE: GCO) , and privately-held Rogers Group, Inc., a family owned aggregates miner and processor. He previously served on the Board of Directors of PHH Corporation.

About Ryder

Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 371st on the FORTUNE 500® and 1,631st on the Forbes Global 2000. For more information on Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.